Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Eric Birge Vice President of Investor Relations 313-220-3053

Great Lakes Dredge & Dock to Join the Saltchuk Family of Companies

Great Lakes Shareholders to receive $17.00 per Share in All-Cash Transaction Valued at $1.5 Billion

HOUSTON & SEATTLE February 11, 2026 (GLOBE NEWSWIRE)– Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) (NASDAQ: GLDD), the largest provider of dredging services in the United States, and Saltchuk Resources, Inc. (“Saltchuk”), a privately owned family of diversified freight transportation, marine service, and energy distribution companies, today announced a definitive agreement for Saltchuk to acquire Great Lakes at an aggregate equity value of approximately $1.2 billion and a total transaction value of $1.5 billion.

Under the terms of the agreement, which has been unanimously approved by the Board of Directors of both companies, Saltchuk will commence a tender offer to acquire all outstanding shares of the Company for $17.00 per share in cash. The per share purchase price represents a 25% premium to Great Lakes’s 90-day volume-weighted average price as of February 10, 2026, the last trading day prior to the announcement, as well as a 5% premium to the Company’s all-time high closing price.

“We are pleased to have reached this agreement with Saltchuk that delivers significant value for our shareholders,” said Lawrence R. Dickerson, Chairman of the Great Lakes Board of Directors. “After extensive review, we have determined that this transaction is in the best interests of Great Lakes’ shareholders as it delivers immediate and certain value at a premium to the Company’s all-time high valuation.”

“We are happy to join Saltchuk’s family of companies who share our unique company culture, with focus on safety and our community, customers and employees,” said Lasse Petterson, Great Lakes’ President and Chief Executive Officer. “Our long-term growth strategy will continue with a partner who shares our vision while maintaining our leadership position in U.S. dredging and global offshore energy.”

Mark Tabbutt, Chairman of Saltchuk, said: “We are honored to begin our association with Great Lakes. Our goal is to provide a permanent home for great companies that serve their communities and Great Lakes is a perfect match. We look forward to welcoming the roughly 1,200 Great Lakes employees joining the Saltchuk family.”

The closing of the tender offer will be subject to customary closing conditions, including the expiration of the Hart-Scott-Rodino Act waiting period and the tender of shares representing at least one share more than a majority of Great Lakes’ outstanding shares of common stock, and is expected to close in Q2 2026. Promptly following the successful completion of the tender offer, Saltchuk will acquire all remaining Great Lakes shares not purchased in the tender offer through a second-step merger at the same price. The Company’s Board of Directors unanimously recommends that Great Lakes’ stockholders tender their shares in the tender offer.

Upon completion of the transaction, Great Lakes will operate as a standalone business within Saltchuk and its common stock will no longer be listed on the Nasdaq.

The transaction is not subject to a financing condition. It is supported by fully committed financing from Bank of America, Wells Fargo, U.S. Bank, and PNC.

Guggenheim Securities, LLC is acting as exclusive financial advisor to Great Lakes and Sidley Austin LLP is acting as legal advisor to Great Lakes. Evercore is acting as exclusive financial advisor to Saltchuk and Fried, Frank, Harris, Shriver & Jacobson LLP is acting as legal advisor to Saltchuk.

About Saltchuk Resources, Inc.

Saltchuk is a privately owned family of diversified freight transportation, marine service, and energy distribution companies, with consolidated annual revenue of approximately $5.6 billion and 8,800 employees. We make multi-generational investments, championing our companies’ individual brands while providing strategic leadership and resources through our Corporate Home. Our companies maintain independent operations, guided by shared values: safety comes first, reliability defines our customer relationships, and integrity shapes how we conduct business. We’re committed to each other, to environmental stewardship, and to contributing to our communities, fostering places where anyone would be proud for their children to work. Headquartered in Seattle, additional information is available at www.saltchuk.com.

About Great Lakes Dredge & Dock Corporation

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States, which is complemented with a long history of performing significant international projects. In addition, Great Lakes is fully engaged in expanding its core business into the offshore energy industry. The Company employs experienced civil, ocean and mechanical engineering staff in its estimating, production, and project management functions. In its over 136-year history, the Company has never failed to complete a marine project. Great Lakes owns and operates the largest and most diverse fleet in the U.S. dredging industry, comprised of approximately 200 specialized vessels. Great Lakes has a disciplined training program for engineers that ensures experience-based performance as they advance through Company operations. The Company’s Incident-and Injury-Free® (IIF®) safety management program is integrated into all aspects of the Company’s culture. The Company’s commitment to the IIF® culture promotes a work environment where employee safety is paramount.

Additional Information and Where to Find It

The tender offer for the outstanding common stock of the Company has not yet commenced. The communication materials referenced above are for information purposes only and do not constitute an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Company common stock will be made only pursuant to an offer to purchase and related materials that Saltchuk and its subsidiary (“Sub”) intend to file with the U.S. Securities and Exchange Commission (the “SEC”). If the tender offer is commenced, Saltchuk and Sub will file a Tender Offer Statement on Schedule TO with the SEC, and thereafter the Company will file a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the tender offer. BEFORE MAKING ANY INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS), THE SOLICITATION/RECOMMENDATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE CONSIDERED BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. These materials will be sent free of charge to Company stockholders when available, and may also be obtained free of charge by contacting the Company’s Investor Relations Department c/o Eric Birge, Vice President of Investor Relations, Great Lakes Dredge & Dock Corporation, 9811 Katy Freeway, Suite 1200, Houston, Texas, 77024, 313-220-3053 or EMBirge@gldd.com. In addition, all of these materials (and all other tender offer documents filed with the SEC) will be available at no charge from the SEC through its website at www.sec.gov. Copies of the documents filed with the SEC by the Company will also be available free of charge under the “Investors—Financials & Filings—SEC filings” section of the Company’s website at gldd.com.

Cautionary Note Regarding Forward-Looking Statements

Forward-looking statements made herein with respect to the tender offer and related transactions, including, for example, the timing of the completion of the tender offer and the merger or the potential benefits of the tender offer and the merger, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s and Saltchuk’s actual results may differ materially from its expectations or projections. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “target,” “project,” “contemplate,” “predict,” “potential,” “continue,” “may,” “would,” “could,” “should,” “seeks,” “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language.

The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements. Such factors include, but are not limited to, the effect of the announcement of the tender offer and related transactions on the Company’s and Saltchuk’s relationships with employees, governmental entities and other business relationships, operating results and business generally; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement, and the risk that the merger agreement may be terminated in circumstances that require the Company to pay a termination fee; the possibility that competing offers will be made; the outcome of any legal proceedings that may be instituted against the Company and Saltchuk related to the transactions contemplated by the merger agreement, including the tender offer and the merger; uncertainties as to the timing of the tender offer; uncertainties as to the number of stockholders of the Company who may tender their stock in the tender offer; the failure to satisfy other conditions to consummation of the tender offer or the merger on the anticipated timeframe or at all, including the receipt of regulatory approvals related to the merger (and any conditions, limitations or restrictions placed on these approvals); risks that the tender offer and related transactions disrupt current plans and operations and the potential difficulties in employee retention as a result of the proposed transactions; the effects of local and national economic, credit and capital market conditions on the economy in general, and other risks and uncertainties; and those risks and uncertainties discussed from time to time in the Company’s other reports and other public filings with the SEC.

Additional information concerning these and other factors that may impact the Company’s expectations and projections can be found in its periodic filings with the SEC, including its Annual Report on Form 10-K for the year ended December 31, 2024 and its subsequent Quarterly Reports on Form 10-Q. The Company’s SEC filings are available publicly on the SEC’s website at www.sec.gov, on the Company’s website at gldd.com under the “Investors—Financials & Filings—SEC filings” or upon request via email to EMBirge@gldd.com. All forward-looking statements contained in this communication are based on information available to the Company and Saltchuk as of the date hereof and are made only as of the date of this communication. The Company and Saltchuk disclaim any obligation or undertaking to update or revise the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required under applicable law. These forward-looking statements should not be relied upon as representing the Company’s or Saltchuk’s views as of any date subsequent to the date of this communication. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of the Company or Saltchuk.

4